EXHIBIT 10.2
WESTERN MIDSTREAM PARTNERS, LP
EXECUTIVE SEVERANCE PLAN
(Amended and Restated as of February 20, 2025)
Establishment of Plan
Western Midstream Partners, LP, a Delaware master limited partnership (the “Company”) originally adopted this plan known as the “Executive Severance Plan” (the “Plan”) effective August 5, 2021, and thereafter amended and restated the Plan as of November 1, 2022. The Plan is hereby amended and restated, as set forth in this document, as of February 20, 2025 (the “Effective Date”). The Plan is intended to provide severance compensation to the Company’s eligible executives in the event of a qualifying termination of employment under the terms and conditions set forth herein.
ARTICLE I

Definitions and Interpretations
SECTION 1.01    Definitions. As used herein, the following words and phrases shall have the following respective meanings.
a.    Accountant. The meaning set forth in Section 4.03(c).
b.    Affiliate. Any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors (or the equivalent) of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, each Subsidiary shall also be an Affiliate.
c.    Annual Incentive Plan. The Western Midstream Partners, LP US Incentive Compensation Program (or any successor plan or program thereto) or any other annual incentive program maintained for the benefit of the Participants.
d.    Base Salary. With respect to any Participant, the annual rate of base salary paid by the Company or any Subsidiary or Affiliate, to such Participant (including amounts that such Participant could have received in cash had he or she not elected to contribute to an employee benefit plan or a deferred compensation program maintained by the Company or any Subsidiary or Affiliate), excluding overtime pay, bonuses, employee benefits, all forms of incentive compensation and all other types of compensation and special payments. For purposes of Section 3.02, Base Salary shall be determined without regard to any material diminution in such Base Salary giving rise to Good Reason.

e.    Board. The Board of Directors of the Company (which is the board of directors of the General Partner).
f.    Cause. A Participant’s (i) commission of any felony or of a misdemeanor involving fraud, theft or moral turpitude, (ii) habitual neglect of or willful failure to perform the Participant’s duties or responsibilities, (iii) engaging in conduct which is injurious (monetarily or otherwise) to the Company or any of its Subsidiaries (including misuse of funds or other property), (iv) engaging in business activities which are in conflict with the business interests of the Company and its Subsidiaries, (v) insubordination, (vi) engaging in conduct which is in violation of any applicable policy or work rule of the Company or its Subsidiaries, (vii) engaging in conduct which is in violation of the Company’s (or its Subsidiaries’) applicable safety rules or standards or which otherwise causes or may cause injury to another employee or any other person, (viii) engaging in conduct that materially discredits the Company, is detrimental to the reputation of the Company, or is otherwise materially harmful to the Company, or (ix) engaging in conduct which is in violation of any applicable Code of Business Conduct and Ethics or which is otherwise inappropriate in the office or work environment. For purposes of clause (ii) above, an affirmative determination as to the existence of “Cause” for a Tier II or Tier III Employee shall be made only after the Participant has been provided written notice of the specific actions or inactions supporting such a determination and the Participant has failed to materially cure the identified issue(s) within thirty (30) days thereafter.
g.    CIC Plan. The Western Midstream Partners, LP Executive Change in Control Severance Plan.
h.    COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1985.
i.    Code. The Internal Revenue Code of 1986.
j.    Company. The meaning set forth in the preamble to this Plan.
k.    Continued Benefits. The meaning set forth in Section 3.02(a)(iii).
l.    Date of Termination. With respect to any Participant, the date on which such Participant’s employment with the Company and its Affiliates is terminated, without the concurrent or immediate re-employment of such Participant by the Company or one of its Affiliates (or any successor thereto).
m.    Effective Date. The meaning set forth in the preamble to this Plan.
n.    Employee. Any individual who is designated on the U.S. dollar payroll of the Company or any Affiliate as a regular full-time employee of the Company or any Subsidiary. Notwithstanding the foregoing, “Employee” excludes:
i.    any individual who is not on the U.S. dollar payroll of the Company or its Subsidiaries for whatever reason, including a worker that the Company or its Subsidiaries considers to be an independent contractor, a leased employee, a contractor or an agency or staffing worker;
ii.    any individual not designated in the payroll records of the Company, or its Subsidiaries, or otherwise not considered by Company or its Subsidiaries, to be a regular full-time employee;
iii.    any interim officer, or temporary or seasonal employee;
iv.    any individual who is a participant in another severance plan or program sponsored by the Company or any Subsidiary, solely to the extent such benefits exceed the benefits provided for under the Plan (it being understood that benefits under the CIC Plan due as a result of a qualifying termination of employment within the Protection Period (as defined therein) shall be in lieu of benefits under the Plan, except as otherwise expressly provided for in the CIC Plan with respect to a qualifying termination of employment during the Protection Period and prior to the consummation of a Change in Control (as defined therein));
v.    any individual who is party to an individual written agreement with the Company or any Subsidiary providing for severance benefits (as defined in that agreement), solely to the extent such benefits exceed the benefits provided for under the Plan; and
vi.    any employee whose employment terms and conditions are governed by a collective bargaining agreement or other agreement with any labor union, works council or other employee representative organization, unless such agreement expressly provides for coverage under the Plan.
o.    ERISA. The Employee Retirement Income Security Act of 1974.
p.    Exchange Act. The Securities Exchange Act of 1934.
q.    General Partner. Western Midstream Holdings, LLC, the general partner of the Company, and its successors and permitted assigns as the general partner of the Company.
r.    Good Reason. Means, with respect to a Participant, the occurrence of any of the following conditions, without the Participant’s consent, (i) the Participant’s duties and responsibilities as an employee and officer of the Company, taken as a whole with any new duties or responsibilities attendant to any change in role or function, are materially and adversely diminished, (ii) the Participant’s base salary is materially reduced, (iii) the aggregate value of the sum of the Participant’s base salary and target annual bonus is materially reduced or (iv) the Participant is required to be based at a Company work location more than 50 miles from the primary Company work location where the Participant was based and performed services immediately prior to the change of location, except, in the case of each of clauses (ii) and (iii), for any such reduction that is applied generally and consistently to the Company’s executives; provided, however, that a termination of employment for Good Reason shall not be effective unless the Participant provides notice to the Plan Administrator at the address set forth in Section 8.02 of the existence of one or more of the foregoing conditions within 80 days following the initial existence of the condition(s), such condition(s) remains uncorrected for 30 days after receipt of such notice by the Plan Administrator and the date of the Participant’s termination of employment occurs within 120 days after the initial existence of such condition(s).
s.    Other Source. The meaning set forth in Section 3.03(c).
t.    Participant. Subject to the terms of this Plan, a Tier I Employee, Tier II Employee, or Tier III Employee, as applicable, unless otherwise designated by the Plan Administrator pursuant to Section 2.02.
u.    Payments. The meaning set forth in Section 4.03(a).
v.    Person. Any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
w.    Plan. This Western Midstream Partners, LP Executive Severance Plan, as it may be amended or modified from time to time.
x.    Plan Administrator. The Board or any committee thereof that the Board shall appoint.
y.    Release Agreement. The meaning set forth in Section 3.02(b).
z.    Release Condition. The meaning set forth in Section 3.02(b).
aa.    Restricted Business. Means the business of: (i) gathering, compressing, treating, processing and transporting natural gas; (ii) gathering, stabilizing, and transporting condensate, natural gas liquids or crude oil; (iii) gathering and disposing of produced water; or (iv) any other business in which the Company or its Subsidiaries was engaged, in any Restricted Territory, at the Date of Termination, or at any time within the 24-month period prior to, the Date of Termination. Notwithstanding the forgoing, “Restricted Business” shall not include any business that the Company (x) is not engaged in, or (y) has not taken definitive steps toward initiating, as of the Date of Termination.
bb.    Restricted Territory. Means each county or similar geographic subdivision in which the Company (i) conducts business, or (ii) has taken definitive steps toward conducting business (including by having executed an agreement or letter of intent to acquire a business or assets, or through Board approval of capital expenditures), in each case as of the Date of Termination.
cc.    Separation Benefits. The payments and benefits due pursuant to Section 3.02(a).

dd.    Specified Employee. A “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined under the Company’s established methodology for determining specified employees.
ee.    Subsidiary. Any entity in which the Company, directly or indirectly, holds a majority of the voting power of such entity’s outstanding shares of capital stock or other voting interests, as applicable.
ff.    Target Bonus. The Participant’s annual target bonus opportunity under the applicable Annual Incentive Plan for the year in which the Date of Termination occurs, without regard to any material diminution in such bonus opportunity giving rise to Good Reason; provided, however, if the annual target bonus opportunity has not been established for the Participant for the year in which the Date of Termination occurs, the Target Bonus shall be based on the annual target bonus opportunity under the applicable Annual Incentive Plan for the year prior to the year in which the Date of Termination occurs, without regard to any material diminution in such bonus opportunity giving rise to Good Reason.
gg.    Tier I Employee. An Employee who is the Chief Executive Officer of the Company.
hh.    Tier II Employee. An Employee who is in the position of Senior Vice President or above (excluding the Tier I Employee).
ii.    Tier III Employee. An Employee who is in the position of Vice President or above (excluding the Tier I Employee or any Tier II Employee).
jj.    WARN Act. As applicable, the Worker Adjustment and Retraining Notification Act and any other similar U.S. Federal, state or other applicable law mandating the provision of notice to employees prior to termination of employment.
SECTION 1.02    Interpretations. Pronouns and other words of gender shall be read as gender-neutral. Words importing the singular only shall include the plural and vice versa. The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to any statute shall be deemed to refer to such statute as may be amended from time to time and any rules, regulations other authoritative guidance promulgated thereunder by the appropriate governmental authority. References to a Person are also to its permitted successors and assigns (including, with respect to the Company, any successor or assignee to the Company’s business or assets who becomes bound by the Plan pursuant to Article VIII).
ARTICLE II

Eligibility

SECTION 2.01    Participation. A Tier I Employee shall be a Participant. Each Tier II Employee and Tier III Employee shall be a Participant, and afforded the benefits corresponding to such tier as described in Article III below, upon the 180th day following his or her hiring or promotion into such Tier (with the understanding that any Tier III Employee who is promoted to Tier II shall nonetheless remain eligible for benefits at the Tier III level during such 180 day period).
SECTION 2.02    Duration of Participation. A Participant shall cease to be a Participant upon the earliest to occur of the following: he or she (i) is no longer an Employee as defined herein or (ii) ceases to hold a position that qualifies him or her as a Tier I Employee, Tier II Employee, or Tier III Employee; provided, however, that in no event shall a cessation of participation under this Section 2.02 be effective earlier than 90 days following the individual’s change, without their consent, to an ineligible position. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee, to payment of Separation Benefits or any other amounts due under the Plan shall remain a Participant until all such Separation Benefits have been paid to the Participant.
ARTICLE III

Separation Benefits
SECTION 3.01    Termination of Employment.
a.    Terminations That Give Rise to Separation Benefits Under This Plan. If a Participant’s employment with the Company or any Subsidiary is terminated for either of the following reasons, the Participant shall be eligible to receive Separation Benefits under the Plan:
i.    a termination by the Company or any Subsidiary without Cause; or
ii.    a termination by the Participant for Good Reason.
b.    Terminations That Do Not Give Rise to Separation Benefits Under This Plan. If a Participant’s employment with the Company or any Subsidiary is terminated for any of the following reasons, the Participant shall not be entitled to Separation Benefits under the Plan:
i.    a termination by the Company or any Subsidiary for Cause;
ii.    a termination from the Company or any Subsidiary as a result of the Participant’s inability to perform the essential functions of his or her position with or without a reasonable accommodation that is required by law;
iii.    the death of the Participant;
iv.    a termination by the Participant due to retirement; provided that a termination that otherwise meets the requirements of clause (i) or

(ii) of Section 3.01(a) shall not be deemed to be a retirement for purposes of this Section 3.01(b); or
v.    the voluntary termination by the Participant without Good Reason, including, for the avoidance of doubt, the termination of the Participant under any voluntary separation plan announced or implemented by the Company (except, for the avoidance of doubt, as otherwise expressly provided for in the CIC Plan with respect to a qualifying termination of employment during the Protection Period and prior to the consummation of a Change in Control (as defined therein).
For the avoidance of doubt, a Participant will not be deemed to have a termination of employment entitling the Participant to Separation Benefits if such Participant’s employment is transferred (i) between the Company and any Subsidiary or (ii) between any Subsidiary and any other Subsidiary.
SECTION 3.02    Separation Benefits.
a.    Separation Benefits. If a Participant incurs a termination of employment described in Section 3.01(a) and satisfies the Release Condition, then the Company shall pay or provide, or cause to be paid or provided, the following:
i.    Cash Severance:
A.    Tier I Employee: An amount equal to 2.0 times the sum of (A) Base Salary and (B) Target Bonus;
B.    Tier II Employee: An amount equal to 1.5 times the sum of (A) Base Salary and (B) Target Bonus; or
C.    Tier III Employee: An amount equal to 1.0 times the sum of (A) Base Salary and (B) Target Bonus;
in each case, payable as a lump sum within 60 days following the Date of Termination;
ii.    Annual Incentive Plan:
A.    For Year of Termination: A pro rata portion of the Participant’s annual bonus under the Annual Incentive Plan in respect of the year in which the Date of Termination occurs (determined by multiplying (A) the Target Bonus by (B) a fraction, the numerator of which is the number of days between (and inclusive of) the first day of the applicable Annual Incentive Plan year and the Date of Termination, and the denominator of which is the total number of days in the applicable Annual Incentive Plan year), such prorated bonus to be payable as a lump sum within 60 days following the Date of Termination;
B.    For Year Prior to Termination: If the annual bonus under the Annual Incentive Plan in respect of the year prior to the year in which the Date of Termination occurs has not yet been paid and is not otherwise an accrued benefit under Section 3.03(a), the full annual cash bonus for such year determined based on the application of the performance metrics in the same manner as applied to other senior executives of the Company, with any component of the metrics based on individual performance deemed to have been achieved at target level, such bonus to be payable within 60 days following the Date of Termination but no later than the date the bonuses under the Annual Incentive Plan are paid to other senior executives.
iii.    Welfare Benefits: Until the second anniversary following the Date of Termination, the Company shall allow the Participant to continue coverage under the basic life, medical and dental plans in which the Participant (and, as applicable, the Participant’s eligible dependents) were participating immediately prior to the Date of Termination, at the same rates and levels in accordance with the terms of such plans for then-active employees (the “Continued Benefits”), subject to the following:
A.    The Participant’s continued participation must be possible under the general terms and provisions of such plans;
B.    The Continued Benefits shall be subject to the application of any Medicare or other coordination of benefits provisions under the applicable medical or welfare benefit plan; and
C.    The Continued Benefits are subject to the Participant’s election to continue health and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and shall not be applied to extend COBRA coverage eligibility.
iv.    Long-Term Incentive Awards: If upon the Date of Termination, the Participant holds any outstanding awards granted under any equity plan maintained by the Company or its Affiliates (“Awards”), including stock options, restricted stock units, performance units, and any other unit-based awards, such Awards shall become vested, exercisable, and payable upon such Date of

Termination as set forth below, with such Awards to be payable within 60 days following such Date of Termination (or, if later, within 60 days following the lapse of the substantial risk of forfeiture with respect to such Award – e.g., in the case of performance awards, as applicable) or exercisable in the case of stock options for the post-termination exercise period set forth in such stock option agreement (which shall not be less than 90 days following the Date of Termination, or the remaining exercise period stated in the option award agreement, whichever is shorter) and the achievement of any performance conditions determined as follows:
A.    With respect to time-based awards, the Award shall vest on a pro rata basis on the Date of Termination, with the pro rata portion of the Award determined by multiplying the number of shares subject to the Award on the grant date by a fraction, the numerator of which is the number of days between (and inclusive of) the grant date and the Date of Termination, and the denominator of which is the total number of days in the vesting period; and
B.    With respect to performance-based awards, the Award shall vest on a pro-rata basis with the achievement of any performance conditions determined as set forth in the applicable award agreement (or, if no such treatment is provided, the performance conditions shall be based upon actual performance as determined by the Board) and the pro rata portion of the Award shall be determined by multiplying the number of shares subject to the Award on the grant date by a fraction, the numerator of which is the number of days between (and inclusive of) the grant date and the date of termination, and the denominator of which is the total number of days in the vesting period;
v.    Outplacement: Outplacement services, at the Company’s sole cost, for up to nine months following the Date of Termination; and
vi.    Accrued PTO: Within 60 days following the Date of Termination or such earlier time required by applicable law, a cash payment equal to any banked paid time off (“PTO”) and PTO earned and accrued for the year in which the Date of Termination occurs but not taken as of the Date of Termination.
b.    Release Condition. In order to receive any of the payments and benefits outlined in this Section 3.02, the Participant must execute, deliver, and not revoke a separation agreement containing an effective waiver and release of all claims against the Company, its

Affiliates and their respective representatives, and certain other persons and entities, and containing other provisions in the form required by the Plan Administrator (the “Release Agreement”) that becomes irrevocable in accordance with its terms within 55 days following the Date of Termination (the “Release Condition”). The Plan Administrator may, in its discretion, require that the Release Agreement a Participant must execute and not revoke in satisfaction of the Release Condition include restrictive covenants in favor of the Company and its Affiliates (which may include a non-disclosure of confidential information provision, a non-disparagement provision, non-competition and employee, customer, prospective customer, supplier and vendor non-solicitation provisions, in each case that are effective, subject to applicable law, for the periods set forth in the Release Agreement (including a perpetual period with respect to the non-disclosure of confidential information provision); provided that, with respect to the non-competition provision, such period shall apply to any Restricted Business and shall not exceed the period commencing as of the date of Participant’s termination of employment and continuing until such time that is no greater than 12 months thereafter, in the form and subject to the terms approved by the Plan Administrator. If a Participant does not satisfy the Release Condition, the only payment under the Plan to which the Participant would be entitled is the payment for accrued PTO set forth in Section 3.02(a)(vi).
SECTION 3.03    Other Benefits Payable and Offset.
a.    Accrued Benefits. The Separation Benefits shall be payable in addition to, and not in lieu of, other accrued or vested or earned but deferred compensation, rights, options or other benefits that are owed to a Participant upon or following his or her termination of employment, including accrued amounts or benefits previously earned and payable under any bonus or other compensation plans, stock option plan, equity ownership plan, equity purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, and any business expenses required to be reimbursed under the applicable policies of the Company or any Subsidiary or any Affiliate.
b.    Offsets. Notwithstanding the foregoing, any Separation Benefits paid under the Plan will be reduced, on a dollar-for-dollar basis, by the following, and such reduction shall be made without any change to the timing of payment in a manner that would violate Section 409A of the Code:
i.    any payments made or to be made to the Participant to comply with, or satisfy liability under, the WARN Act requiring payments in connection with an involuntary termination of employment, plant shutdown or workforce reduction, including amounts paid in connection with paid leaves of absence, back pay, benefits and other payments intended to satisfy such liability or alleged liability; and
ii.    any payment provided to Participant after the Date of Termination that Participant was not legally entitled to receive (e.g., salary continuation for a short period of time following the Date of Termination).

c.    No Duplicative Benefits. In the event that monetary or nonmonetary severance and benefits are due from any other severance plan, program or agreement (“Other Source”), then the Plan Administrator will compare such severance and benefits to the severance and benefits due under the Plan and, where the severance and benefits are of the same nature or class, the Participant will be provided with the severance and benefits from the Other Source if such severance and benefits are, in the aggregate, greater than the severance and benefits provided under this Plan; provided, however, under no circumstances shall the Participant receive duplicate severance and benefits as determined by the Plan Administrator, with the result being that the Participant receives, in the aggregate, no less favorable severance and benefits than those due under the Plan. If the Participant is eligible to receive severance and benefits from any Other Source, the form and timing of payments under such Other Source will be determined as set forth by such Other Source, and the form and timing of any remaining severance and benefits payable under the Plan will be as described herein without any change in the timing of payment that would violate Section 409A of the Code. For the avoidance of doubt, the Participant’s entitlement to any enhanced or additional severance benefits under Section 3.02(b)(ii) of the CIC Plan shall not be considered duplicative and shall be payable as contemplated in such plan; provided that entitlement to severance payments or benefits under any other provision of the CIC Plan shall be in lieu of the severance and benefits under this Plan.
SECTION 3.04    Payment Obligations Absolute. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.
ARTICLE IV

Certain Tax Rules
SECTION 4.01    Tax Withholding; No Guarantee of Tax Consequences. The Company and its Subsidiaries and Affiliates shall have the power to deduct or withhold, or require the Participant to remit to the Company or its Subsidiaries or Affiliates, any amount deemed sufficient to satisfy U.S. Federal, state, local and non-U.S. taxes, as deemed necessary or appropriate by the Company or its Subsidiaries or Affiliates. No representation, commitment or guarantee is made that any amounts paid under the Plan will be excludable from the recipient’s gross income for any tax purpose, or that any other tax treatment will apply or be available to such Person.
SECTION 4.02    Six-Month Delay for Specified Employee. Notwithstanding any other provision to the contrary, if any Participant is a Specified Employee, no payments under the Plan that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the Date of Termination, or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to additional taxes thereunder. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

SECTION 4.03    Cutback of Parachute Payments.
a.    Notwithstanding any other provision to the contrary, if a Participant is a “disqualified individual” (as defined in Section 280G of the Code) and any portion of the Separation Benefits or other payments and benefits the Participant is entitled to receive, has received or would receive in connection with a “change in ownership or control” as defined in Section 280G of the Code (such payments and benefits, collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), then the Payments shall be either (i) reduced (but not below zero) so that the aggregate present value of the Payments will be one dollar ($1.00) less than three times such Participant’s “base amount” (as defined in Section 280G of the Code), such that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code; or (ii) paid in full, whichever produces the better net after-tax result for such Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable tax).
b.    The reduction of the Payments, if any, shall be made by reducing the Payments in the reverse order in which the Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time), with any benefits exempt from Section 409A of the Code reduced first.
c.    All determinations as to the Payments to be reduced and the amount of reduction shall be made by a nationally recognized certified public accounting firm selected by the Company (the “Accountant”), whose determination shall be conclusive and binding. It is expressly understood that in determining the amount of any reduction to the Payments, the Accountant shall conduct a “reasonable compensation” analysis under Section 280G of the Code, including a valuation of any applicable noncompetition or other covenant, and the Company and the Participant shall cooperate in good faith in connection with such valuation. All such determinations by the Accountant shall be at the Company’s expense.
d.    If the Accountant, based on controlling precedent or substantial authority, determines that a Payment has been made or provided and, through error or otherwise, that Payment, when aggregated with other Payments used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the applicable Participant’s base amount, the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. If the Accountant, based on controlling precedent or substantial authority, determines that a Payment has been reduced pursuant to this Section 4.03 that could have been fully paid or distributed, the Company (or applicable payor) shall promptly pay such amount to the Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
SECTION 4.04    Section 409A Considerations. Payments and benefits under the Plan are intended to be exempt from (to the maximum extent possible) or compliant with Section 409A of the Code, and the Company shall interpret and administer the Plan in accordance therewith. The Company may make amendments to the Plan or revise the timing of any payments to be made hereunder in accordance with Section 409A of the Code. Each payment made under the Plan

(including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A of the Code. To the extent any payment subject to the Release Condition is payable during a specified period that spans two taxable years, then to the extent such payment is deemed to constitute nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made in the second taxable year. To the extent that any of the payments or benefits provided for under the Plan are deemed to constitute nonqualified deferred compensation benefits subject to Section 409A of the Code, references to “termination of employment”, “termination”, or words and phrases of similar import shall be deemed to refer to “separation from service” as defined in Section 409A of the Code, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A of the Code. To the extent that any payments or benefits provided for under the Plan are deemed to be a substitute for nonqualified deferred compensation subject to Section 409A of the Code, then the payments and benefits payable hereunder shall be paid at the same time and in the same form as such substituted benefits and payments to the extent required to comply with Section 409A of the Code. To the extent that any reimbursements under the Plan are taxable to a Participant, any such reimbursement payment due to the Participant shall be paid to the Participant as promptly as practicable consistent with the Company’s practice following the Participant’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred. The in-kind benefits and reimbursements under the Plan are not subject to liquidation or exchange for another benefit, and the amount of such benefits or reimbursements that a Participant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Participant receives in any other taxable year. The Continued Benefits are intended to be provided in a manner that is intended to satisfy an exception to Section 409A of the Code, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Section 409A of the Code, or in a manner that otherwise complies with Section 409A of the Code, including (a) providing for the reimbursement of medical expenses incurred during the time period for which the Participant would be entitled to continuation coverage under a group health plan of the Company under COBRA or (b) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Section 409A of the Code and the authoritative guidance thereunder.
ARTICLE V

Successor to Company
The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company, as a condition precedent to such transaction, shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
In addition, any successor of the Company must treat employment service with the Company or any Affiliate (irrespective of whether the Employee was a Participant at the time of such service) and the successor and its affiliates as continuous employment service with the Company and its Affiliates for all purposes of calculating Separation Benefits.
ARTICLE VI

Amendment and Termination
SECTION 6.01    Amendment and Termination. The Company expects the Plan to be permanent, but since future conditions affecting the Company or its Subsidiaries and its Affiliates cannot be anticipated or foreseen, the Board must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time by action of the Board; provided, however, that no amendment or modification that would adversely affect the rights or potential rights of any Participant, or any termination of the Plan, shall have the effect of excluding from participation in the Plan, or otherwise adversely affect the rights or potential rights, of any Participant who at the time of such Plan termination, amendment, or modification has fully satisfied the eligibility criteria set forth in Section 2.01, before the earlier to occur of (i) the one-year anniversary of such amendment, modification, or termination, and (ii) the date of the impacted Participant’s written consent.
SECTION 6.02    Board Approval. Any amendment, suspension, discontinuation or termination of the Plan shall be approved by the Board.
ARTICLE VII

Miscellaneous
SECTION 7.01    Employment Status. This Plan does not constitute a contract of employment or impose on any Participant, the Company or any Subsidiary or Affiliate any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the policies of the Company or any Subsidiary or Affiliate regarding termination of employment. Nothing contained in the Plan will be construed as (a) an employment contract between the Company or any Subsidiary or Affiliate and any Employee; (b) a right of any Employee to be continued in the employment of the Company or its Subsidiaries or Affiliates; or (c) a limitation of the right of the Company or its Subsidiaries or Affiliates to discharge any Employee, with or without Cause, at any time. All Employees will be subject to discharge to the same extent as if the Plan had never been adopted.
SECTION 7.02    Special Compensation. Except as otherwise required by law or as specifically provided in any plan or program maintained by the Company, no payment under the Plan shall be included or taken into account in determining any benefit under any pension, thrift, profit sharing, group insurance, or other benefit plan maintained by the Company.

SECTION 7.03    Sources of Payment. The benefits provided under the Plan will be paid from the general assets of the Company and its Subsidiaries and Affiliates in accordance with the terms and provisions of the Plan. Nothing herein will be construed to require the Company or any Subsidiaries or Affiliate to maintain any trust, fund, or otherwise segregate any amount for the benefit of any Person. Furthermore, no Person with a claim for Separation Benefits hereunder will have any claim against, right to, security or other interest in, any fund, account, or assets of the Company or any Subsidiary or Affiliate.
SECTION 7.04    Non-Alienation. No payments, benefits or rights hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, charge, execution or levy of any kind, either voluntary or involuntary, by creditors of any Employee or any Employee’s beneficiary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish, charge, execute or levy any payments, benefits or rights hereunder will be void and without effect.
SECTION 7.05    Beneficiary. If a Participant is entitled to receive Separation Benefits but dies prior to receiving entire payment of his Separation Benefits, the Participant’s remaining Separation Benefits shall be paid in accordance with the Participant’s beneficiary designation specifying the Separation Benefits, or if no such designation exists, to the Participant’s estate, in accordance with the payment timing provisions set forth in Article III.
SECTION 7.06    Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 7.07    Governing Law. The terms, conditions and provisions of the Plan will be construed, governed and enforced under the laws of Delaware, without regard to its conflicts of law provisions, except as may be preempted by ERISA or other controlling U.S. Federal law. The Plan is intended to be a “top hat” plan for purposes of ERISA, and shall be construed accordingly.
ARTICLE VIII

Administration and Claims Procedures
SECTION 8.01    Administration. The Plan Administrator shall have all powers necessary or proper to administer the Plan and to discharge its duties hereunder, and shall have authority to interpret the Plan, apply the provisions hereof, determine eligibility and make all other determinations necessary for the administration of the Plan. The Plan Administrator may establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. The Plan Administrator may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions, to qualified individuals or entities. In writing, or by custom, practice or in operation, the Plan Administrator may provide for the allocation or delegation of any of its duties hereunder to any Person. The Plan Administrator or its designee will also be authorized to engage or employ agents, attorneys, accountants, consultants, and other advisors which it deems to be necessary or appropriate to assist in discharging its duties hereunder.
SECTION 8.02    Claims Procedures. Generally, an employee who is eligible to receive benefits under the Plan does not have to file a claim for such benefits. If a claimant believes that he or she did not receive a benefit to which he or she is entitled, the claimant may file a written claim with the Plan Administrator at the following address stating all of the facts on which the claim is based:
Attention: Plan Administrator, Western Midstream Partners, LP Executive Severance Plan
Senior Human Resources Officer
9950 Woodloch Forest
Suite 2800
The Woodlands, TX 77380
Within 60 days following receipt of the claim, the Plan Administrator will:
•request any additional information needed to make a decision regarding the claim;
•pay benefits provided by the Plan; or
•send notification to the claimant of a decision to deny the claim in whole or in part.
If additional information is requested or required in order to make a decision regarding a claim, the claimant will have 60 days from the date the claimant receives such a request to provide the information. The Plan Administrator’s decision to pay benefits or deny a claim in whole or in part will be postponed to allow the claimant to respond to the request. If the claimant does not provide the information within 60 days after the claimant receives the request, the claim will be denied unless the claimant has requested and been granted additional time to provide the information.
If the Plan Administrator denies a claim in whole or in part, the claimant will receive written notice of the denial within 60 days from the date any requested additional information was received. The notice will provide the following:
•the specific reasons for the denial of the claim (including the facts upon which the denial is based) and reference to any pertinent Plan provisions on which the denial is based;
•if applicable, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

•an explanation of the claims review appeal procedure including the name and address of the Person or committee to whom an appeal should be directed.
Within 60 days after the claimant receives the notice of denial from the Plan Administrator, the claimant may request a review of the claim by the Plan Administrator. The request must be in writing and must state the reason or reasons why the claimant believes the claim should not have been denied. The claimant should also include with the written request for an appeal any and all documents, materials, or other evidence which he or she believes supports the claim for benefits. The request should be addressed to the Plan Administrator at the address of the Plan Administrator.
Generally, the Plan Administrator will give the claimant written notice of its decision within 60 days of the date the claimant’s request for review was received by the Plan Administrator. However, if the Plan Administrator finds that special circumstances exist, its decision may be given to the claimant more than 60 days after the date the claimant’s request was received, but not later than 120 days after such date. The Plan Administrator’s notice of its decision will include specific reasons for its decision and specific references to the provisions of the Plan on which its decision is based. The decision of the Plan Administrator shall be final, conclusive and binding on all Persons (including Employees, Participants and beneficiaries).
Prior to authorizing and awarding any Separation Benefits hereunder, the Plan Administrator may require the claimant to provide additional information, and to complete any required or requested releases, forms or other documents hereunder, including filing of all claims and requests for payment from any other source.
SECTION 8.03    Legal Proceedings. Any claims and disputes between or among any Persons arising out of or in any way connected with this Plan shall be solely and finally settled by Plan Administrator, acting in good faith, the determination of which shall be final. Unless prohibited by applicable law, no legal action may be commenced prior to the completion of the benefits claims procedure described in the Plan. In addition, no legal action may be commenced after the later of 180 days after receiving a written response of the Plan Administrator to an appeal or 365 days after the date the claimant was terminated. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator.